Exhibit 5.1

Weil, Gotshal & Manges llp 767 FIFTH AVENUE . NEW YORK, NY 10153-0119 (212) 310-8000 FAX: (212) 310-8007	AUSTIN BOSTON BRUSSELS BUDAPEST DALLAS FRANKFURT HOUSTON LONDON MIAMI MUNICH PARIS PRAGUE SILICON VALLEY SINGAPORE WARSAW WASHINGTON, D.C.

July 8, 2005

Global Crossing (UK) Telecommunications Limited

Centennium House

100, Lower Thames Street

London EC3R 6DL

Attention:

Ladies and Gentlemen:

We have acted as United States counsel to Global Crossing (UK) Telecommunications Limited, a private limited company organized under the laws of England and Wales (the “Guarantor”), sole shareholder of Global Crossing (UK) Finance Plc, a public limited company organized under the laws of England and Wales (the “Issuer”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form F-4 (the “Registration Statement”) of the Issuer for registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to $200,000,000 aggregate principal amount of the Issuer’s 10.75% Senior Secured Notes due 2014 and up to £105,000,000 aggregate principal amount of the Issuer’s 11.75% Senior Secured Notes due 2014 (together, the “Exchange Notes”) issuable in connection with the exchange offer of the Exchange Notes for the Issuer’s $200,000,000 outstanding 10.75% Senior Secured Notes due 2014 and £105,000,000 outstanding 11.75% Senior Secured Notes due 2014 issued on December 23, 2004 which were not registered under the Securities Act (together, the “Unregistered Notes,” and collectively with the Exchange Notes, the “Notes”). The obligations of the Issuer under the Notes are guaranteed by the Guarantor.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (a) the Registration Statement, (b) the Indenture (the “Indenture”) dated as of December 23, 2004 between the Issuer, the Guarantor, STT Communications Limited, AIB/BNY Fund Management (Ireland) Limited and The Bank of New York, as Trustee (the “Trustee”) included as Exhibit 4.1 to the Registration Statement, pursuant to which the Exchange Notes will be issued, (c) the form of the

Weil, Gotshal & Manges LLP

July 8, 2005

Exchange Notes and the guarantee provided with respect thereto (the “Guarantee”), and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuer and the Guarantor, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuer and the Guarantor. We have also assumed (i) the valid existence of each of the Issuer and the Guarantor under the laws of its jurisdiction of organization, (ii) that each of the Issuer and the Guarantor has the requisite corporate power and authority under the laws of its jurisdiction of organization to enter into and perform its obligations under the Indentures, the Exchange Notes and the Guarantee, as applicable, (iii) the due authorization, execution and delivery of the Indenture, the Exchange Notes and the Guarantee, as applicable, by each of the Issuer and the Guarantor under the laws of its jurisdiction of organization and (iv) the due authorization, execution and delivery of the Indentures by the Trustee. We have also relied upon the opinion of Weil, Gotshal & Manges dated July 8, 2005 as to matters of English law.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Exchange Notes, when duly and validly executed and delivered by the Issuer and authenticated by the Trustee in accordance with the provisions of the Indenture and as contemplated by the Registration Statement and upon the exchange of Unregistered Notes for Exchange Notes by holders of Unregistered Notes, will constitute the legal, valid and binding obligation of the Issuer entitled to the benefits provided by the Indenture, enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) except that (A) no opinion is expressed with respect to any provision of the Indenture providing for liquidated damages and (B) no opinion is expressed with respect to the enforceability of the waiver contained in Section 4.08 of the Indenture.

Weil, Gotshal & Manges LLP

July 8, 2005

2. The Guarantee, when duly executed and delivered by the Guarantor and when the Exchange Notes have been duly executed and delivered by the Issuer, authenticated by the Trustee in accordance with the terms of the Indenture and as contemplated by the Registration Statement and upon the exchange of the Unregistered Notes for the Exchange Notes by holders of Unregistered Notes, will constitute the legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) except that (A) no opinion is expressed with respect to any provision of the Indenture providing for liquidated damages and (B) no opinion is expressed with respect to the enforceability of the waiver contained in Section 4.08 of the Indenture.

3. The statements in the Registration Statement under the caption “Tax Considerations—United States Federal Income Tax Considerations” (insofar as they relate to provisions of United States federal tax laws therein described, and subject to the limitations set forth therein) fairly summarizes the matters referred to therein in all material respects.

The opinions expressed herein are limited to the laws of the State of New York and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP
Weil, Gotshal & Manges LLP